Exhibit 8.1

[Seward & Kissel LLP Letterhead]

  October 17, 2008

DryShips Inc.
80 Kifissias Avenue
Amaroussion 15125
Athens, Greece

                       Re:          DryShips Inc.

 Ladies and Gentlemen:

You have requested our opinion regarding certain United States federal income tax matters tax matters relating to DryShips Inc. (the “Company”) and the holders of shares of the Company’s common stock.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Post-Effective Amendment No. 1 to Form F-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) on October      , 2008 (the “Post-Effective Amendment”) to the Company’s Registration Statement on Form F-3 filed with the Commission on October 5, 2007 (as amended by the Post-Effective Amendment and as may be further amended from time to time, the “Registration Statement”) and the prospectus included therein (as amended by the Post-Effective Amendment and as may be further amended from time to time, the “Prospectus”).  We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Post-Effective Amendment and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions “Risk Factors” and “Taxation  Taxation of our Drilling Operations  United States Federal Income Tax Considerations” therein, we hereby confirm that the opinions of Seward & Kissel LLP with respect to United States federal income tax matters are those opinions attributed to Seward & Kissel LLP expressed in the Post-Effective Amendment under the captions “Risk Factors” and “Taxation  Taxation of our Drilling Operations  United States Federal Income Tax Considerations” accurately state our views as to the tax matters discussed therein.

Our opinions and the tax discussion as set forth in the Post-Effective Amendment are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect.  No opinion is expressed on any matters other than those specifically referred to above by reference to the Post-Effective Amendment.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment, and to each reference to us and the discussions of advice provided by us under the headings “Taxation—Taxation of Our Drilling Operations—United States Federal Income Tax Considerations” and “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Post-Effective Amendment.

Very truly yours,

/s/ Seward & Kissel LLP